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                                                                    Exhibit 99.2

                       THIRD QUARTER INVESTOR PRESENTATION

               EDWIN L. BUKER, PRESIDENT & CHIEF EXECUTIVE OFFICER

    JAMES S. NICHOLSON, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER

                                NOVEMBER 15, 2007

NICHOLSON

Thank you, Chris. Good morning everyone. Welcome to our third quarter 2007 conference call. This call is being simultaneously broadcast on the Internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, www.tecumseh.com.

We have covered considerable ground since we last spoke and have accomplished several of our important restructuring goals along the way. A person who represents one of those important goals is with me on the call today. Ed Buker, our new, and permanent, CEO is with me on the phone, albeit from Europe thanks to the change in the call date. Ed joined us on August 13, 2007. Prior to joining Tecumseh, Ed served as the President and Chief Executive Officer of Citation Corporation. Prior to that Ed served in various leadership positions within the automobile industry with companies such as Honda, BMW and Visteon.

BUKER

Hello everyone. It is a pleasure to have joined Tecumseh Products Company and to be on the call with you today.

NICHOLSON

On behalf of all the employees of Tecumseh Products Company we are happy to have permanent leadership in place and focused on the future prosperity of the Company. Personally, now that I have a partner to share the responsibilities of this call, and you have someone of interest to hear from, we are going to vary from our normal protocol and I will generously share the microphone with Ed. Ed will begin our conversation today with some introductory remarks. I will then add some additional comments expanding on the financial information contained in our press release. Following our respective comments, we will open the call for your questions.

I would remind you that our prepared comments this morning, and the answers to your questions, contain forward-looking statements within the meaning of the Securities laws. I refer you to the cautionary statements contained in our press release concerning significant risks and uncertainties involved with forward-looking statements that could cause actual results to differ materially from projected results.

Ed.

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BUKER

Thanks Jim. Having been on the job for about 13 weeks, I am not going to profess to be an expert in our Compressor business - I am still learning. However, in the short time I have been on ground, I have now been to all of our Compressor operating locations and I am very enthusiastic about the future prospects for the business. Tecumseh Products was a pioneer in the Compressor industry and has 75 years of inertia to build upon. Through a combination of existing personnel and new faces, I've begun to assemble a team that is ready to get to work to build upon this outstanding legacy and restore profitability to the Company.

Some of that important work started before I arrived and thankfully, through Jim and Jim Bonsall's efforts are coming to fruition. As you can read in our various press releases and our SEC filings, we have now successfully divested ourselves of what were non-core business segments. During the third quarter, we completed the sale of the Residential and Commercial and Asia Pacific portions of the Electrical Components business. In addition, subsequent to the third quarter's end, we entered into and completed the sale of the Engine & Power Train Business and we reached an agreement to sell the Automotive & Specialty portion of the Electrical Components business.

There are two important consequences of these transactions. First, we have repaid all of our domestic debt and we have a balance sheet that affords us and myself the opportunity to address the Compressor business head on. Second, it eliminates many distractions that would have prevented us from focusing on our core business of compressors. Each of the Companies former business segments had significant challenges ahead, and it would have been difficult to fight this many battles on so many different fronts. The majority of the financial impacts of these transactions were recognized in the second and third quarters, and Jim will elaborate on those numbers in a minute.

Of course the next order of business, and the question I'm sure you might have is what is our next strategic move? How are we going to improve the results of the Compressor business? The answers to these questions are currently under review. However, this does not mean that we're standing still while we formulate these answers. We will be active in reducing costs and improving our quality and delivery. We believe that we can achieve meaningful cost reductions due to opportunities created by the simplification of the business and by taking advantage of currency shifts through more strategic sourcing and less vertical integration. While we are currently being dramatically hurt by the weakness of the dollar versus currencies like the Real, Rupee and Euro, we have to adjust our practices to compensate in the longer run.

As you can tell I am enthusiastic about the opportunities. Of course opportunity is synonymous with challenge and our team is ready to address those challenges. Now let me turn it over to Jim to cover some of the financial information.

NICHOLSON

Thanks Ed. Reported results for the third quarter 2007 amounted to a net loss of $77.2 million, or $4.18 per share, compared to a net loss of $37.8 million, or $2.05 per share in the third quarter of 2006. The large losses in 2007 were largely due to recognizing the effects of the various sale


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transactions that Ed referred to earlier. Included in the results from continued
operations is an impairment related to the sale of the Engine & Power Train business of $28.1 million. Included in discontinued operations is an impairment of $26.7 million related to the pending sale of the Automotive and Specialty portion of the former Electrical Components business and a loss on the completion of the sale of the Residential and Commercial portion of $11.3 million.

If you were to look at the operating results from continuing operations before restructuring and impairment items, you will see that results improved by $25.8 million and moved us from a loss back into positive territory. As shown in our segment information, $13.6 million of this improvement was attributable to the compressor business, $9.3 million was attributable to the engine business, and $2.9 million associated with corporate and other non-segment activities. Under accounting rules, the engine business is included in continuing operations through the third quarter because the Company's commitment to sell the business occurred after the end of the third quarter, however, it will be reported as a discontinued operation in the fourth quarter of 2007 and beyond.

Accordingly, the only business I plan to review in detail is the reported compressor segment. Compressor sales for the quarter increased by $47.6 million, or 21%, from $230.8 million to $278.4 million. $22 million of the reported increase was due to the effects of foreign currency translation. The remainder of the increase is primarily the result of higher selling prices and volume increases in the Indian market. Year-to-date, sales have increased by $109.1 million or 14% . $53.5 million, or roughly half, of the reported increase was due to currency translation, otherwise the factors were the same as the third quarter.

Compressor segment operating results amounted to income of $7.1 million in the third quarter versus a loss of $6.5 million a year ago, an improvement of $13.6 million. The improvement reflects selling price increases and productivity improvements, partially offset by the less favorable currency exchange rates. For the quarter, we estimate that the effects of changes in exchange rates negatively impacted comparable quarter results by $13.4 million. While the Company utilizes hedging techniques to reduce its short-term exposure to currency, the continued trend for the value of the dollar is still adverse.

Year-to-date compressor segment operating results amounted to income of $28.4 million versus a loss of $3.7 million a year ago. The reasons for the $32.2 million improvement are consistent with our observations for the third quarter.

So far 2007 has been positive for the Compressor group. Year over year results have improved for each of the first three quarters of the year despite a deteriorating currency outlook. However, our outlook for the Compressor Group for the remainder of 2007 has somewhat deteriorated against that which I expressed during our last call. Whether or not the string of improved quarters continues depends not only on the value of the dollar versus our key currencies, but also on overall market demand in light of the recent turmoil created by unstable credit markets and astronomically high energy prices. At this point, if improvement is achieved, it will not match the magnitude of improvement through the first three quarters.


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Now I will take just a few moments on our balance sheet. As we have discussed in previous quarters, we have been keenly focused on debt reduction as part of our overall program to restore the Company to profitability. With the completed transactions we are currently debt free in the US with approximately $40 million of overall liquidity in the U.S. We estimate that the elimination of this domestic debt will save approximately $22 million in interest costs annually. We still expect to complete the reversion of our salaried pension plan either in the fourth quarter of 2007 or the first quarter of 2008 in the amount of approximately $55 million. In addition, we have other sources of liquidity that we expect to obtain, including a new financing arrangement in the U.S. that we would expect to remain un-drawn upon in the foreseeable future, as well as other miscellaneous asset sales and tax refunds. As a result, we expect to have sufficient liquidity to accomplish further restructuring and profit improvement activities as well as invest in new products.

However, this overall liquidity improvement is still dependent on the completion of the items I just described, and major changes in currency values or economic activity could result in net cash consumption. In addition, we need to maintain liquidity in each of the countries in which we operate. As I've indicated in the past, our arrangements in Brazil are not committed facilities. Ultimately, the adequacy of our liquidity will depend on our ability to deal with these circumstances.

Ed, would you like to conclude our commentary?

BUKER

We believe this has been a very productive time frame with respect to our primary objective of returning the Company to good health and profitability after having incurred such substantial losses. The completion of the sales and the elimination of debt have put us in a position where we can focus on our core compressor business. We have some momentum, yet we have the challenges of currency and an uncertain economy ahead of us. This is a challenge that I openly embraced upon acceptance of the position here, and the remainder of my management team stands behind me ready to accomplish the mission.

This concludes our prepared comments for this morning. I think we're now ready to take questions.


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